Exhibit 4(d)


                            NorthWestern Corporation
                              125 S. Dakota Avenue
                                   Sioux Falls
                               South Dakota 57104

                           NorthWestern Energy, L.L.C.
                                40 East Broadway
                              Butte, Montana 59701


                                                                August 13, 2002

Montana Power Capital I

The Bank of New York
as Property Trustee of Montana Capital I
101 Barclay Street, 8 West
New York, New York 10286

The Bank of New York (Delaware)
as Delaware Trustee of Montana Capital I
White Clay Center, Route 273
Newark, Delaware 19711

Ellen M. Senechal
Jerrold P. Pederson
Pamela K. Merrell
as Administrative Trustees of Montana Capital I
c/o NorthWestern Energy, L.L.C.
40 East Broadway
Butte, Montana 59701

        Re: NorthWestern Corporation - Assumption of obligations under Amended and Restated Trust Agreement of Montana Power Capital I and Agreement as to Expenses and Liabilities

Ladies and Gentlemen:

        Reference is made to (i) the Amended and Restated Trust Agreement of Montana Power Capital I ("MPCI"), dated as of November 1, 1996, among The Montana Power Company, predecessor by merger to NorthWestern Energy, L.L.C., formerly known as The Montana Power, L.L.C. ("NE LLC"), as depositor, The Bank of New York, as property trustee, The Bank of New York (Delaware), as Delaware trustee, and Ellen M. Senechal, Jerrold P. Pederson and Pamela K. Merrell, as administrative trustees (the "Trust Agreement") and (ii) the Agreement as to Expenses and Liabilities, dated as of November 1, 1996, between The Montana Power Company and MPCI (the "Expense Agreement"). Pursuant to a Unit Purchase Agreement, dated as of September 29, 2000, by and between NorthWestern Corporation ("NOR"), Touch America

Holdings, Inc. and NE LLC, on February 15, 2002, NOR acquired all the outstanding membership interests in NE LLC and NE LLC became a direct wholly-owned subsidiary of NOR.

        Effective as of the date hereof, NOR fully and unconditionally assumes on a joint and several basis with NE LLC, every covenant, obligation and agreement of NE LLC under the Trust Agreement and the Expense Agreement (and by signing below, NE LLC hereby confirms its obligations under the Trust Agreement and the Expense Agreement as successor by merger to The Montana Power Company), as though each such covenant, obligation and agreement were applicable directly to NOR (substituting NOR for the Company for purposes of the Trust Agreement and the Expense Agreement), which assumption shall be subject to all of the terms and conditions contained herein, in the Trust Agreement and in the Expense Agreement, and which assumption shall remain in effect only for so long as any of the $65,000,000 aggregate liquidation amount of MPCI's 8.45% Cumulative Quarterly Income Preferred Securities, Series A, outstanding on the date hereof, shall remain Outstanding. Notwithstanding the assumption contained in this letter agreement, the covenants, obligations and agreements to be performed and observed on the part of NE LLC under the Trust Agreement and the Expense Agreement shall remain in full force and effect, without diminution or derogation in any respect whatsoever. Notwithstanding the foregoing, the assumption contained in this letter agreement shall be without prejudice to any rights of NE LLC and NOR under the Trust Agreement, the Expense Agreement and this letter agreement.

        Capitalized terms used and not otherwise defined in this letter agreement shall, for all purposes of this letter agreement, have the meaning specified in the Trust Agreement. Each and every term and condition contained in this letter agreement shall apply to and form part of the Expense Agreement with the same force and effect as if the same were set forth in full with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this letter agreement. Whenever in this letter agreement any of the parties hereto is named or referred to, this shall, subject to the provisions of this letter agreement, be deemed to include the successors and assigns of such respective parties, and all the covenants and agreements in this letter agreement contained by or on behalf of NE LLC or NOR shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not. This letter agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall constitute but one and the same instrument. Except as set forth in this letter agreement, all of the provisions of the Trust Agreement and the Expense Agreement remain in full force and effect, unamended. In case any one or more of the provisions contained in this letter agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this letter agreement, but this letter agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein. Notwithstanding anything herein to the contrary, NOR shall be entitled to assign and be released of its obligations hereunder upon the assumption of such obligations by any assignee.

                                  Very truly yours,


                                  NORTHWESTERN ENERGY, L.L.C.



                                  By: /s/ Michael J. Hanson
                                      ------------------------------------
                                      Michael J. Hanson
                                      President and Chief Executive Officer


                                  NORTHWESTERN CORPORATION



                                  By: /s/ Kipp D. Orme
                                      -----------------------------------------
                                      Kipp D. Orme
                                      Vice President and Chief Financial Officer
Agreed and Accepted:

MONTANA POWER CAPITAL I



By: /s/ Ellen M. Senechal
    -----------------------------------------------
      Ellen M. Senechal
      Administrative Trustee


                                       3